Item 30. Exhibit (h) i. 1. ii.

SCHEDULE A

SEPARATE ACCOUNTS AND ASSOCIATED CONTRACTS

Name of Separate Account	Contracts Funded by Separate Account

Massachusetts Mutual Variable Life Separate Account I Established July 13, 1988	Apex VULSM
Massachusetts Mutual Variable Life Separate Account IX Established August 17, 2020	Strategic Life 20 Strategic Life 21

1